EXHIBIT 10.7(u)(i)

                            AMENDMENT

     This Amendment, dated as of December 29th, 1994, to the Employees' Stock Option Plan (the "Plan") of Ogden Projects, Inc.
("OPI").

     WHEREAS, OPI has entered into an Amended and Restated Agreement and Plan of Merger, dated as of September 27, 1994 (the "Merger Agreement"), by and among Ogden Corporation, a Delaware corporation ("Ogden"), OPI Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Ogden ("Acquisition"), and OPI, whereby Acquisition will merge with and into OPI (the "Merger") and OPI will become a wholly-owned subsidiary of Ogden; and

     WHEREAS, the Merger will become effective upon the filing of a Certificate of Merger with the Office of the Secretary of State of the State of Delaware in accordance with the Delaware General
Corporation Law (the "Effective Date"); and

     WHEREAS, on the Effective Date, the holders of shares of common stock of OPI, par value $.50 per share (the "OPI Common Stock"), outstanding on the Effective Date will be entitled to receive 0.84 of a share of common stock of Ogden, par value $.50 per share (the "Ogden Common Stock"), in exchange for each outstanding share of OPI Common Stock (the "Exchange Ratio"); and

     WHEREAS, Section 3.1 (d) of the Merger Agreement provides that upon the Effective Date, each option granted under the Plan to purchase shares of OPI Common Stock which is outstanding prior to the Effective Date will be converted into an option to purchase shares of Ogden Common Stock on the terms set forth below.

     NOW, THEREFORE, OPI hereby amends the Plan as follows:

     1.   Conversion of Options under the Plan.   Pursuant to
Section 3.1 (d) of the Merger Agreement, each option granted under the Plan to purchase shares of OPI Common Stock (the "OPI Stock Options") which are outstanding immediately prior to the Effective Date will be converted into the right to purchase a number of shares of Ogden Common Stock equal to the number of whole shares of Ogden Common Stock (rounded down to nearest whole number) into which the number of shares of OPI Common Stock subject to such OPI Stock Option immediately prior to the Effective Date would have been converted, had they been converted in the Merger, at an option price per share equal to the option price per share immediately prior to the Effective Date divided by the Exchange Ratio. Fractional shares of Ogden Common Stock will not be issuable upon the exercise of such options; any fractions will be rounded down to the nearest whole number. No options, other than OPI Stock Options which are outstanding immediately prior to the Effective Date, may be granted under the Plan on or after the Effective Date.


     2. Except as set forth above, each OPI Stock Option that is outstanding immediately prior to the Effective Date will otherwise be exercisable upon the same terms and conditions as set forth in each option agreement relating to such OPI Stock Option.

     IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the day and year first above written and certifies that the provisions of this Amendment, as set forth in the Merger Agreement, were unanimously approved by the Board of Directors of OPI on September 27, 1994.


                                   OGDEN PROJECTS, INC.




                                   By: /s/J.L. Effinger
                                        J. L. Effinger, Assistant
                                        Secretary